UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2013

NuStar GP Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West
San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

This Current Report on Form 8-K is being filed to provide updated fourth quarter 2012 earnings estimates and updated trends and outlook information for 2013.

NuStar Energy’s Storage Segment

For the fourth quarter of 2012, NuStar Energy L.P., a Delaware limited partnership, or NuStar Energy, in which NuStar GP Holdings, LLC owns a 2% general partner interest, 100% of the incentive distribution rights and an approximate 12.85% limited partner interest as of December 31, 2012, estimates that the storage segment continued to benefit from internal growth projects completed in 2011 as well as those completed in 2012, mainly at the St. James, Louisiana terminal.  However, fourth quarter 2012 earnings are expected to be lower than the fourth quarter of 2011 as the expected additional earnings from those completed projects should be offset by lower vessel calls, higher maintenance costs at several of NuStar Energy’s terminal facilities and approximately $10 million in cancelled capital project costs. Overall, NuStar Energy expects the full year 2012 earnings for the storage segment to exceed 2011.

NuStar Energy expects 2013 results in the segment to be higher than 2012.  The segment is expected to benefit from tank expansion projects completed in early 2013 at our St. Eustatius terminal in the Caribbean as well as our St. James, Louisiana terminal.  Reduced proceeds from a profit-sharing agreement at one of our terminal facilities are expected to partially offset the benefits of these expansion projects.

NuStar Energy’s Transportation Segment

NuStar Energy expects earnings of the transportation segment for the fourth quarter and the full year 2012 to be higher as compared to the same periods in 2011. Earnings for this segment benefitted from higher throughputs related to the pipeline expansion projects completed in 2011 and in July and October of 2012 that serve Eagle Ford Shale production. The fourth quarter also benefitted from the tariff increase in the third quarter of 2012 on NuStar Energy’s pipelines regulated by the Federal Energy Regulatory Commission.

For 2013, NuStar Energy anticipates earnings for the transportation segment to be higher than 2012. Increased crude oil pipeline throughputs as a result of the Eagle Ford pipeline expansion projects completed in 2012 and benefits from the acquisition of assets by NuStar Logistics, L.P., a wholly owned subsidiary of NuStar Energy, from TexStar Crude Oil Services, LP, TexStar Crude Oil Pipeline, LP, TexStar Midstream Utility, LP, TexStar Midstream Transport, LP, TexStar Midstream Services, LP and Frio Pipeline, LP, should contribute to higher earnings.

NuStar Energy’s Asphalt and Fuels Marketing Segment

NuStar Energy completed the sale of 50% of the asphalt refining assets, including asphalt refineries located in Paulsboro, New Jersey and Savannah, Georgia, collectively, the Asphalt Operations, in the third quarter of 2012. Upon closing of the sale, NuStar Energy deconsolidated the Asphalt Operations and  prospectively reports its remaining investment using the equity method of accounting. Because of NuStar Energy’s ongoing involvement with the Asphalt Operations, it will not report its historic results of operations as discontinued operations. Therefore, NuStar Energy’s future results of operations for this segment, subsequent to deconsolidation, will not be comparable to the corresponding prior periods.

Effective on January 1, 2013, NuStar Energy closed on the sale of its San Antonio refinery and related assets. NuStar Energy will present the results of operations for the San Antonio refinery and related assets prior to closing as discontinued operations.

Fourth quarter 2012 results for the asphalt and fuels marketing segment, which now only includes the results of NuStar Energy’s fuels marketing operations, are expected to be higher than fourth quarter 2011 mainly due to losses sustained by the Asphalt Operations in 2011 that will no longer be reported as part of this segment.

NuStar Energy’s Consolidated Fourth Quarter 2012 Earnings Estimates

NuStar Energy expects to report a loss in the range of $0.15 to $0.25 per unit applicable to limited partners in the fourth quarter of 2012 largely due to the partnership recording approximately $40 million of expense items that were not reflected in previous fourth quarter 2012 earnings guidance.  Approximately $20 million of these expenses relate to unwinding hedges that were in place to hedge a portion of the San Antonio refinery’s future refined products production.  As mentioned in the Storage Segment outlook, another approximately $10 million relates to cancelled capital project costs. The remaining approximately $10 million relates primarily to employee benefit expenses associated with NuStar Asphalt LLC, or the Asphalt JV, and lease buyout expenses for our previous corporate office location. Assuming these expense items are excluded, anticipated fourth quarter 2012 adjusted earnings per unit applicable to limited partners would have been in the range of $0.25 to $0.35. (1)

(1)   NuStar Energy L.P. utilizes a financial measure, adjusted earnings per unit applicable to limited partners, that is not defined in United States generally accepted accounting principles.  Management believes that this measure provides investors an enhanced perspective of the operating performance of the partnership’s assets.  Adjusted earnings per unit applicable to limited partners is not intended nor presented as an alternative to net income.  Adjusted earnings per unit applicable to limited partners should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of estimated earnings (loss) per unit applicable to limited partners to projected adjusted earnings per unit applicable to limited partners:

Three Months Ended December 31, 2012
(Unaudited)
Estimated earnings (loss) per unit applicable to limited partners range	($ 0.15 - 0.25)

Plus the estimated earnings per unit impact for the following:
Losses on refined product hedges unwound as a result of the San Antonio refinery sale	0.25
Write-off of costs resulting from the cancellation of some internal growth capital projects	0.13
Employee benefits expenses related to the Asphalt JV and the lease buyout expenses for our previous corporate office	0.12

Estimated adjusted earnings per unit applicable to limited partners range	$ 0.25 - 0.35

NuStar Energy’s outlook may change depending on, among other things, crude oil prices, the state of the economy, changes to refinery maintenance schedules and other factors that affect overall demand for the products NuStar Energy stores, transports and sells as well as changes in commodity prices for the products it markets.

The updated outlook set forth above constitutes management’s best estimate based on current and anticipated market conditions and other factors. While NuStar Energy believes that these estimates and assumptions are reasonable, estimates are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those NuStar Energy anticipates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar GP Holdings, LLC

Date: January 14, 2013	By:	/s/ Amy L. Perry
		Name:	Amy L. Perry
		Title:	Corporate Secretary